Exhibit 14.1
Hyatt Hotels Corporation
Code of Business Conduct and Ethics

INTRODUCTION

This Code of Business Conduct and Ethics (this “Code”) is designed to reaffirm and promote Hyatt Hotels Corporation’s compliance with laws and ethical standards applicable in all jurisdictions in which Hyatt Hotels Corporation and its subsidiaries (collectively referred to herein as “Hyatt”) conduct their business. This Code is applicable to all directors and officers of Hyatt, and all associates, including, without limitation, General Managers, members of the Management or Executive Committees and other persons (collectively, “associates”) who work in or are affiliated with any hotel, residential or vacation ownership property that is owned, leased, managed or franchised by Hyatt and operated under or in association with the “Hyatt,” “Hyatt Regency,” “Grand Hyatt,” “Park Hyatt,” “Andaz,” “Hyatt Place,” “Hyatt House,” “Hyatt Residence Club,” “Hyatt Zilara”, or “Hyatt Ziva” trademarks, or such other trademarks owned by Hyatt (individually referred to herein as a “Hotel” and, collectively, as the “Hotels”).

References in this Code to “you” and “your” refer to the officers, directors and associates of Hyatt. Similarly, references in this Code to “we” and “our” refer to Hyatt and the Hotels.

Hyatt operations and Hyatt associates are subject to the laws of many countries and other jurisdictions around the world. Associates are expected to comply with the Code and all applicable government laws, rules and regulations. If a provision of the Code conflicts with applicable law, the law controls.

Because Hyatt Hotels Corporation is incorporated in the United States, our associates around the world often are subject to U.S. laws. Other countries may also apply their laws outside their borders to Hyatt operations and personnel. If you are uncertain what laws apply to you, or if you believe there may be a conflict between different applicable laws, consult Hyatt’s General Counsel or any Associate General Counsel of Hyatt’s Legal Department, whose contact details are attached at the end of this document.

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. There is no substitute for personal integrity and good judgment. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with Hyatt’s ethical standards, we encourage you to contact your supervisor. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the General Counsel or any Associate General Counsel of Hyatt’s Legal Department.

Reporting Violations of the Code

Code of Business Conduct and Ethics
Adopted by the Audit Committee on September 9, 2009.
Adopted by the Board of Directors on September 10, 2009 and effective as of November 4, 2009; amended as of December 12, 2013.

You have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to Hyatt. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor or in the event of a violation of Section 12, directly to the General Counsel or Vice President of Internal Audit. Your supervisor will contact the General Counsel or any Associate General Counsel of Hyatt’s Legal Department, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you should contact the General Counsel, any Associate General Counsel of Hyatt’s Legal Department, or Vice President of Internal Audit directly. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your confidentiality will be protected to the extent possible, consistent with applicable law and Hyatt’s need to investigate your concern.

We also have a website, www.hyattethics.com, and a dedicated toll-free number for those of you in the United States, 1-866-294-3528, available 24 hours a day, seven days a week, to provide you and vendors a way to anonymously and confidentially report activities that potentially may involve criminal, unethical or otherwise inappropriate behavior in violation of applicable law, and Hyatt’s established policies, including this Code. International toll-free numbers and specific reporting instructions and limitations for those reporting from outside the United States may be found on the website at www.hyattethics.com. In the event an international toll-free number is not available, you may call us collect at 503-726-2412.

Policy Against Retaliation

Hyatt prohibits retaliation against anyone who, in good faith, seeks help or reports known or suspected violations of this Code. Any reprisal or retaliation against anyone covered by this Code because such person, in good faith, sought help or filed a report will be subject to disciplinary action, which may include suspension or termination of association with Hyatt.

Amendments to and Waivers of the Code/Enforcement

This Code may be amended or modified only by the Board of Directors of Hyatt Hotels Corporation.

Waivers of this Code for associates may be made only by Hyatt’s General Counsel. The General Counsel will provide quarterly reports to the Audit Committee of such waivers. Any waiver of this Code for directors, executive officers or other principal financial officers of Hyatt Hotels Corporation may be made only by the Audit Committee of the Board of Directors or the Board of Directors of Hyatt Hotels Corporation, and will be disclosed to the public as required by law or the rules of the New York Stock Exchange.

Violations of this Code will be addressed promptly and, subject to compliance with applicable law or regulation, may subject persons to corrective and/or disciplinary action.

This Code supplements and does not supersede or replace the terms and conditions of any agreement signed by you and Hyatt. If you believe the terms of this policy conflict with any such agreement, you should contact Hyatt’s General Counsel.

Code of Business Conduct and Ethics
Adopted by the Audit Committee on September 9, 2009.
Adopted by the Board of Directors on September 10, 2009 and effective as of November 4, 2009; amended as of December 12, 2013.

POLICY STATEMENT

1.	Standards of Conduct / Compliance with Applicable Laws

It is the policy of Hyatt to conduct its business and to cause the business of all Hotels to be conducted in accordance with all applicable laws and regulations of the jurisdictions in which such business is conducted and to do so with honesty and integrity and in accordance with the highest moral and ethical standards.

2.	Conflicts of Interest

A conflict of interest can occur when the private interest of a person who is covered by this Code interferes, or reasonably appears to interfere, with the interests of Hyatt or any Hotel, as the case may be. You should avoid any private interest that influences your ability to act in the interests of Hyatt or any Hotel or that makes it difficult to perform your work objectively and effectively. Conflicts of interest may also arise if you (or any member of your family) receive personal benefits as a result of your position with Hyatt.

Situations involving a conflict of interest may not always be obvious or easy to resolve. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you should report it to your supervisor or the General Counsel or any Associate General Counsel of Hyatt’s Legal Department. Your supervisor and the Legal Department will work with you to determine whether you have a conflict of interest and, if so, how best to address it.

3.	Corporate Opportunities

You are expected to advance the interests of Hyatt and the Hotels when the opportunity to do so arises. You may not take for yourself business opportunities that arise through either the use of our property or information or your position with Hyatt or any Hotel. You are also prohibited from using either our property or information or your position for personal gain and competing in any way with Hyatt. Competing with Hyatt may involve engaging in the same line of business as Hyatt, or any situation where you take away from Hyatt opportunities for sales or purchases of services, products, property or interests. Your service as a director or an officer of a company, organization or association in a related business, if timely disclosed to Hyatt and approved or ratified by the Audit Committee, is not deemed to be a violation of this Code.

4.	Confidential Information

You have access to a variety of confidential information while employed at Hyatt or a Hotel, as applicable. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to Hyatt or such Hotel or our customers. Examples of such confidential information include, without limitation, brand standards, operating manuals, data processing systems, programs, procedures, databases, data, sales and marketing information, marketing strategies, and financial information. Respect the property of Hyatt, including its intellectual property (such as trademarks, logos, brand names and computer systems) and confidential information. You are expected to safeguard all

Code of Business Conduct and Ethics
Adopted by the Audit Committee on September 9, 2009.
Adopted by the Board of Directors on September 10, 2009 and effective as of November 4, 2009; amended as of December 12, 2013.

confidential information of Hyatt, the Hotels or third parties with which Hyatt or the Hotels conduct business, except when disclosure is authorized or legally mandated.

5.	Competition and Fair Dealing

You should compete fairly without collusion or collaboration (whether express or implied, formal or informal, oral or written) with competitors to divide markets, set prices, restrict production, standardize terms of trade (including such matters as hours of operation, service charges, hotel check-out times, or hotel reservation policies), allocate customers or otherwise restrain competition or to boycott any individual or entity. You should also endeavor to deal fairly with customers and suppliers of Hyatt and the Hotels, as applicable. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other practices that may violate the laws designed to prevent unfair competition or anti-competitive practices.

6.	Protection and Proper Use of Corporate Assets

You should protect the assets of Hyatt and the Hotels, as applicable, and ensure their efficient use for legitimate business purposes only. No funds, assets, services or facilities of Hyatt or of any Hotel (including, for the purposes hereof, without limitation, complimentary items, discounts and amenities) may be used, directly or indirectly, for any unlawful or unethical purpose. Use the property of Hyatt only for legitimate business purposes, as authorized in connection with your job responsibilities. You should not share or use computer access information of other Hyatt or Hotel personnel, such as passwords. Any question as to the legality or ethics of any contemplated use of our funds, assets, services or facilities shall be referred to the General Counsel or any Associate General Counsel of Hyatt’s Legal Department.

7.	Prohibition Against Bribes or Kickbacks

You are prohibited from using or promising to use the funds, assets, services or facilities of Hyatt or of any Hotel to secure or retain business where such use is in violation of any applicable law or regulation. Without limiting the foregoing, you are prohibited from engaging in any form of bribery or kickbacks and from using the funds, assets, services or facilities of Hyatt or of any Hotel to improperly influence or corrupt the action of any government official, agent or employee or of any private customer, supplier or other person. In addition, Hyatt and/or its employees may be held liable for bribery or kickbacks by third parties working on behalf of the company (such as consultants, advisors, distributors, and other intermediaries) where Hyatt and/or its employees knew or reasonably should have known of the third party’s unlawful action, given the circumstances.

8.	Gifts and Entertainment

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions. It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment

Code of Business Conduct and Ethics
Adopted by the Audit Committee on September 9, 2009.
Adopted by the Board of Directors on September 10, 2009 and effective as of November 4, 2009; amended as of December 12, 2013.

would not be viewed as an inducement to or reward for any particular business decision and if the expenditure is for a legitimate business purpose, reasonable, not lavish, and reflects an amount that is customary and proportionate in the relevant jurisdiction and appropriate for the particular occasion. You are expected to properly account for expenses related to gifts and entertainment on expense reports. In the event that you are offered a gift or entertainment that exceeds the limits set by Hyatt’s Gift Policy applicable to your position, you should contact the General Counsel or any Associate General Counsel of Hyatt’s Legal Department and obtain approval prior to accepting such gift or entertainment.

9.	Prohibition Against Taking Commissions or Referral Fees

You are prohibited from accepting anything of value in exchange for referring third parties to any person, organization or group doing business or seeking to do business with Hyatt or any Hotel.

10.	Prohibition Against Using Corporate Assets for Political Purposes

Hyatt encourages you to participate in the political process as an individual and on your own time. However, you are prohibited from using the funds, assets, services or facilities of Hyatt or of any Hotel, directly or indirectly, for the purpose of aiding, supporting or opposing any political party, association, organization or candidate where such use is illegal or improper under the laws or regulations of the relevant jurisdiction. Please contact the General Counsel or any Associate General Counsel of Hyatt’s Legal Department if you have any questions about this policy.

11.	Compliance With Insider Trading Laws

Associates are prohibited from trading in the stock or other securities of Hyatt Hotels Corporation while in possession of material, nonpublic information about Hyatt. In addition, associates are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell stock or other securities of Hyatt Hotels Corporation on the basis of material, nonpublic information. Associates who obtain material nonpublic information about another company in the course of their association with Hyatt are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by Hyatt, up to and including termination of association or employment with Hyatt. The laws against insider trading are specific and complex. Please refer to Hyatt’s Insider Trading Compliance Program for more information. If you have any questions about this policy, please contact the General Counsel or any Associate General Counsel of Hyatt’s Legal Department.

Code of Business Conduct and Ethics
Adopted by the Audit Committee on September 9, 2009.
Adopted by the Board of Directors on September 10, 2009 and effective as of November 4, 2009; amended as of December 12, 2013.

12.	Accuracy of Company Records and Financial Reports

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports, public filings and other disclosures to third parties and guide our business decision-making and strategic planning. Our records include booking information, customers’ personal data, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All of our records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are expected to act in good faith, responsibly, with due care, competence and with common sense in a timely manner. You may not misrepresent material facts or allow your independent judgment or decisions to be improperly influenced or biased by others or by other factors such as operating unit or individual performance or objectives, plans, forecasts or financial commitments. If you believe someone is asking or directing you to violate these obligations, report the situation promptly. You are responsible for understanding and complying with our record-keeping policy. Ask your supervisor if you have any questions.

Hyatt’s financial officers and other associates serving in a finance, accounting, corporate treasury, tax or investor relations role (the “Finance Team”) have a special responsibility to ensure that all of our financial disclosures with respect to Hyatt and the Hotels are prepared and reported in a full, fair, accurate, timely and understandable manner. These associates must understand and comply with applicable law, Hyatt’s accounting policies and U.S. generally accepted accounting principles. You are expected to comply with the internal controls, disclosure controls and procedures and other policies and procedures established by Hyatt from time to time.

Any action (direct or indirect) to force, manipulate, mislead or fraudulently influence any person, including a financial officer or other member of the Finance Team, in the performance of their duties with respect to the financial books and records is a violation of this Code. This includes situations involving the recording or authorization of any financial transactions that are incorrect or improper or not adequately supported. Any action (direct or indirect) to force, manipulate, mislead or fraudulently influence Hyatt’s independent auditors in the performance of their audit or review of Hyatt’s financial statements is prohibited. Any violation of this Section 12 should be reported directly to the General Counsel or Vice President of Audit Services.

13.	Certification

After reading this Code, all (i) directors and officers of Hyatt Hotels Corporation; (ii) employees working at Hyatt’s corporate headquarters, divisional offices, service centers and sales offices; (iii) members of the Management and Executive Committees at the Hotels; (iv) associates with the title of Manager and above; and (v) associates who work in Hotels in materials management, finance and human resources shall acknowledge in writing that he/she has read and understood this Code of Business Conduct and Ethics, and understands that he/she is responsible to abide fully with all of the obligations contained herein. The Acknowledgement of Code of Business Conduct and Ethics form attached at the end of this

Code of Business Conduct and Ethics
Adopted by the Audit Committee on September 9, 2009.
Adopted by the Board of Directors on September 10, 2009 and effective as of November 4, 2009; amended as of December 12, 2013.

Code may be executed via an electronic acknowledgement or by returning a signed copy of the Acknowledgement to Hyatt’s General Counsel.

Code of Business Conduct and Ethics
Adopted by the Audit Committee on September 9, 2009.
Adopted by the Board of Directors on September 10, 2009 and effective as of November 4, 2009; amended as of December 12, 2013.

Contact Information:

General Counsel:

Rena Hozore Reiss
+1 (312) 780-5490
rena.reiss@hyatt.com

Associate General Counsels:

David Blasi
+1 (312) 780-5372
david.blasi@hyatt.com

Margaret Egan
+1 (312) 780-5527
margaret.egan@hyatt.com

James Francque
+1 (312) 780-2987
james.francque@hyatt.com

Margaret Jones
+1 (312) 780-5512
margaret.jones@hyatt.com

Rob Schnitz
+1 (312) 780-5520
rob.schnitz@hyatt.com

Vice President of Internal Audit

James Werner
+1 (312) 780-5719
james.werner@hyatt.com

Code of Business Conduct and Ethics
Adopted by the Audit Committee on September 9, 2009.
Adopted by the Board of Directors on September 10, 2009 and effective as of November 4, 2009; amended as of December 12, 2013.

Hyatt Hotels Corporation
Acknowledgment of Code of Business Conduct and Ethics

I have read and understood this Code of Business Conduct and Ethics, and understand that I am responsible to abide fully with all of the obligations contained herein.

Print Name: _________________________________________________

Signature: _________________________________________________

Title: _________________________________________________

Location: _________________________________________________

Date: _________________________________________________

*This Acknowledgement may be deleted from the Hyatt Learning Network or other systems with an electronic acknowledgement of the Code.